Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-40631 of Ameritrade Holding Corporation on Form S-8 of our report dated October 23, 2001 (December 12, 2001, as to Note 6), appearing in the Annual Report on Form 10-K of Ameritrade Holding Corporation for the year ended September 28, 2001.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
September 6, 2002